Exhibit 10.1

STATE BANK FINANCIAL CORPORATION

2011 Omnibus Equity Compensation Plan

Effective January 26, 2011

Table of Contents

Section 1 Introduction		1

1.1.	Establishment.	1

1.2.	Purpose.	1

1.3.	Effective Date.	1

Section 2 Definitions		1

2.1.	Definitions.	1

2.2.	Headings; Gender and Number.	5

Section 3 Plan Administration		5

3.1.	Administration by the Committee.	5

3.2.	Committee Discretion.	5

3.3.	Indemnification.	5

3.4.	Committee Delegation.	6

3.5.	Compliance with Section 162(m).	6

3.6.	Assumption of Options by the Company.	6

Section 4 Stock Subject to the Plan		6

4.1.	Number of Shares.	6

4.2.	Availability of Shares Not Issued under Awards.	6

4.3.	Stock Offered.	7

4.4.	Adjustments for Stock Split, Stock Dividend.	7

4.5.	Other Changes in Stock.	7

4.6.	General Adjustment Rules.	7

4.7.	Determination by the Committee.	7

4.8.	Code Section 409A.	7

4.9.	Award Limits.	8

4.10.	Repayment/Forfeiture of Awards.	8

4.11.	Failure to Comply.	8

Section 5 Granting of Awards to Participants		8

5.1.	Participation.	8

5.2.	Notification to Participants and Delivery of Documents.	9

5.3.	Delivery of Award Agreement.	9

Section 6 Stock Options		9

6.1.	Grant of Stock Options.	9

6.2.	Stock Option Agreements.	9

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Section 7 Stock Appreciation Rights		12

7.1.	Stock Appreciation Rights.	12

7.2.	Section 409A Avoidance.	12

Section 8 Restricted Stock and Restricted Stock Units		13

8.1.	Restriction Period.	13

8.2.	Certificates for Stock.	13

8.3.	Restricted Stock Terms and Conditions.	13

8.4.	Restricted Stock Units.	13

8.5.	Bonus Stock and Awards in Lieu of Obligations.	14

8.6.	Dividend Equivalents.	14

Section 9 Performance Awards		14

9.1.	Establishment of Performance Goals for Company.	14

9.2.	Levels of Performance Required to Earn Performance Awards.	16

9.3.	Other Restrictions.	16

9.4.	Notification to Participants.	16

9.5.	Measurement of Performance against Performance Goals.	16

9.6.	Treatment of Performance Awards Earned.	16

9.7.	Subsequent Performance Award Grants.	16

9.8.	Shareholder Privileges.	17

Section 10 Termination of Employment, Death, Disability		17

10.1.	Termination of Employment.	17

10.2.	Termination for Cause.	17

10.3.	Performance Awards.	17

10.4.	Forfeiture Provisions.	17

Section 11 Tax Withholding		17

11.1.	Withholding Requirement.	17

11.2.	Withholding Requirement—Stock Options and SARs.	18

11.3.	Section 16 Requirements.	18

11.4.	Restricted Stock and Performance Award Payment and Tax Withholding.	18

Section 12 Change of Control		19

12.1.	In General.	19

12.2.	Cashout.	19

Section 13 Rights of Employees and Participants		19

13.1.	Employment.	19

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13.2.	Non-transferability.	19

13.3.	Noncompliance with Internal Revenue Code Section 409A.	20

Section 14 Other Employee Benefits		20

14.1.	Employee Benefits.	20

Section 15 Amendment, Modification, and Termination		20

15.1.	Amendment, Modification and Termination.	20

Section 16 Requirements of Law		21

16.1.	Requirements of Law.	21

16.2.	Section 16 Requirements.	22

16.3.	Stock Registration.	22

16.4.	Governing Law.	22

Section 17 Duration of the Plan		22

17.1.	Duration.	22

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STATE BANK FINANCIAL CORPORATION

2011 Omnibus Equity Compensation Plan

Effective January 26, 2011

Section 1  Introduction

1.1.  Establishment.  State Bank Financial Corporation, a Georgia corporation (hereinafter referred to, together with its Affiliates (as defined below) as the “Company” except where the context otherwise requires), hereby establishes the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”).

1.2.  Purpose.  The purpose of the Plan is to provide Eligible Persons designated by the Committee for participation in the Plan with equity-based incentives to: (i) encourage such individuals to continue in the long-term service of the Company and its Affiliates, (ii) create in such individuals a more direct interest in the future success of the operations of the Company, (iii) attract outstanding individuals, and (iv) retain and motivate such individuals. The Plan is intended to provide eligible individuals with the opportunity to invest in the Company, thereby relating incentive compensation to increases in shareholder value and more closely aligning the compensation of such individuals with the interests of the Company’s shareholders.

Accordingly, this Plan provides for the granting of Incentive Stock Options, Non-Qualified Stock Options, Performance Awards, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Bonus Stock and Stock Awards, or any combination of the foregoing, as the Committee determines is best suited to the circumstances of the particular individual as provided herein.

1.3.  Effective Date.  The Effective Date of the Plan (the “Effective Date”) is January 26, 2011.

Section 2  Definitions

2.1.  Definitions.  The following terms shall have the meanings set forth below:

(a)          “Administrative Agent” means any designee or agent that may be appointed by the Committee pursuant to subsections 3.1(h) and 3.4 hereof.

(b)         “Affiliate” means any entity other than the Company that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs and SARs, if an individual who otherwise qualifies as an Eligible Person provides services to such an entity and not to the Company, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Internal Revenue Code Section 409A and Treasury Regulation § 1.409A-1(h)(3), with respect to such individual; provided further that for purposes of ISOs, “Affiliate” shall mean any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Internal Revenue Code.

(c)          “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or any other stock-based award, including Bonus Stock, granted to a Participant under the Plan.

(d)         “Board” means the Board of Directors of State Bank Financial Corporation.

(e)          “Cause” means, with respect to termination by the Company, either:

(i)             Any of:

(A)      A material breach by the Participant of the terms of any applicable employment or consulting agreement between the Company and any Affiliate and the Participant,

including, without limitation, failure by the Participant to perform the Participant’s duties and responsibilities in the manner and to the extent required under such agreement;

(B)        Conduct by the Participant that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Participant’s office and is reasonably likely to lead to material injury to the Company, including its business reputation, or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Participant;

(C)        Conduct resulting in the Participant’s conviction, plea of guilty or nolo contendere of or to a felony; or

(D)       Conduct by the Participant that results in the permanent removal of the Participant from his position as an officer or employee of the Company or any Affiliate pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or any such Affiliate; or

(ii)          the definition of “Cause” in any employment or consulting agreement between the Participant and the Company or any Affiliate unless otherwise specifically referencing this Plan and its definition of “Cause”.

(f)            “Change of Control” means the first to occur of any one of the following events occurring after the Effective Date:

(i)             the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than twenty-five percent (25%) of any class of voting securities of the Company or such other transaction as may be described under 12 C.F.R. § 225.41(c) or any successor thereto;

(ii)          within any twelve-month period (beginning on or after January 7, 2010) the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board; provided that any director who was not a director as of January 7, 2010 shall be deemed to be an Incumbent Director if that director was elected to such Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)       the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(iv)      the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

Notwithstanding, the foregoing, with respect to any Award that is intended to comply with Section 409A of the Internal Revenue Code and for which a Change of Control is used to determine the time or form of payment of the Award, Change of Control shall use 30% of total voting power of the stock of the Holding Company in subsection (i), and shall use 40% of the total gross fair market value of assets, within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(A) in subsection (iv), and must otherwise meet the terms of Treasury

Regulation § 1.409A-3(i)(5). A Change of Control does not occur with a transfer to a related person within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(B)

(g)         “Committee” means the Compensation Committee of the Board or such other Committee of the Board that is empowered hereunder to administer the Plan. The Committee shall be constituted at all times so as to permit the Plan to be administered by “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) and “outside directors” (as defined in Treasury Regulation § 1.162-27 (e)(3)) and to satisfy such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

(h)         “Dividend Equivalent” means a right, granted to an Eligible Person to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(i)             “Eligible Persons” means those employees of the Company or of any Affiliates, members of the Board, and members of the board of directors of any Affiliates, and individuals providing consulting services to the Company or any Affiliate who are designated as Eligible Persons by the Committee. Notwithstanding the foregoing, Incentive Stock Options may not be granted to anyone who is not an employee of the Company or an Affiliate.

(j)             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)          “Exercise Date” means the date of exercise determined in accordance with subsection 6.2(g) hereof.

(l)             “Fair Market Value” means the per share closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date or, if the Stock is not so listed on such date, as reported on NASDAQ or on such other exchange or electronic trading system which, on the date in question, reports the largest number of traded shares of Stock, provided, however, that if on the date Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided further, however, that, with respect to ISOs, such Fair Market Value shall be determined subject to Section 422(c)(7) of the Internal Revenue Code. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation Sec. 1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation § 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.

(m)       “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option and which satisfies the requirements of Section 422 of the Internal Revenue Code or any successor provision thereto.

(n)         “Internal Revenue Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference to a section of the Internal Revenue Code or Treasury Regulation shall be treated as a reference to any successor section.

(o)         “Non-Qualified Stock Option” or “NQSO” means any Option granted under Section 6, designated by the Committee as a Non-Qualified Stock Option or otherwise undesignated, or any Option designated by the Committee as an ISO but which for any reason fails to qualify as an ISO pursuant to Section 422 of the Internal Revenue Code and the rules and regulations thereunder.

(p)         “Option” means an option to purchase a number of shares of Stock granted pursuant to subsection 6.1.

(q)         “Option Price” means the price at which shares of Stock subject to an option may be purchased, determined in accordance with subsection 6.2(b) hereof.

(r)            “Participant” means an Eligible Person designated by the Committee, from time to time during the term of the Plan, to receive one or more Awards under the Plan.

(s)          “Performance Award” is a right to either a number of shares of Stock or SARs (“Performance Shares”) determined (in either case) in accordance with subsection 9.1 of this Plan based on the extent to which the applicable Performance Goals are achieved. A Performance Share shall be of no value to a Participant unless and until earned in accordance with subsection 9.2 hereof.

(t)            “Performance Goals” are the performance conditions, if any, established pursuant to subsection 9.1 by the Committee in connection with an Award.

(u)         “Performance Period” with respect to a Performance Award is a period not less than one calendar year or one fiscal year of the Company, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Committee by use of the calendar or fiscal year in which a particular Performance Period commences.

(v)         “Permanent Disability” means permanent disability as determined under the Company’s long term disability policy and, with respect to any Award intended to comply with Section 409A of the Internal Revenue Code, also within the meaning of Treasury Regulation § 1.409A-3(i)(4) or a more restrictive meaning established by the Committee.

(w)       “Restricted Stock” means Stock granted to an Eligible Person under Section 8 hereof, that is subject to certain restrictions and to a risk of forfeiture.

(x)           “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 8 hereof, to receive Stock, cash or a combination thereof at the end of a specified vesting period.

(y)         “Restriction Period” shall have the meaning assigned to such term in subsection 8.1.

(z)           “Retirement” or “Retire” shall mean the Participant has attained at the date of “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) from the Company at least the age and years of service with the Company set forth in the Award agreement, where service is measured as vesting service under the Company’s 401(k) plan, without taking into account any past service credits, unless otherwise provided in the Award agreement.

(aa)    “SAR Price” means the price at which the Stock Appreciation Right was granted, which shall be determined in the same manner as the Option Price of an Option in accordance with subsection 6.2 hereof.

(bb)  “Stock” means the $0.01 par value common stock of State Bank Financial Corporation and or any security into which such common stock is converted or exchanged upon merger, consolidation, or any capital restructuring (within the meaning of Section 13) of the Company; provided that such other stock must be common stock and meet the requirements of Treasury Regulation § 1.409A-1(b)(5)(iii).

(cc)    “Stock Appreciation Right” or “SAR” means a right granted to an Eligible Person to receive an amount in cash, Stock, or other property equal to the excess of the Fair Market Value as of the Exercise Date of one share of Stock over the SAR Price times the number of shares of Stock to which the Stock Appreciation Right relates. Stock Appreciation Rights may be granted in tandem with Options or other Awards or may be freestanding.

2.2.  Headings; Gender and Number.  The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3  Plan Administration

3.1.  Administration by the Committee.  The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, adopt rules and regulations for carrying out the purposes of the Plan, including, without limitation, the authority to:

(a)          Grant Awards;

(b)         Select the Eligible Persons and the time or times at which Awards shall be granted;

(c)          Determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions, and Performance Goals relating to any Award;

(d)         Determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered;

(e)          Construe and interpret the Plan and any Award;

(f)            Prescribe, amend, and rescind rules and procedures relating to the Plan;

(g)         Determine the terms and provisions of Award and other agreements;

(h)         Appoint designees or agents (who need not be members of the Committee or employees of the Company) to assist the Committee with the administration of the Plan; and

(i)             Make all other determinations deemed necessary or advisable for the administration of the Plan.

3.2.  Committee Discretion.  The Committee shall, in its absolute discretion, and without amendment to the Plan, have the power to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code if such discretion would cause the Award to not so qualify. In the event of a Change of Control, the provisions of Section 12 hereof shall be mandatory and shall govern the vesting and exercisability schedule of any Award granted hereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any agreement entered into hereunder, in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such inconsistency.

3.3.  Indemnification.  No member of the Committee shall be liable for any action, omission, or determination made in good faith. The Company shall indemnify (to the extent permitted under Georgia law) and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The determination, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

3.4.  Committee Delegation.  The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may appoint an Administrative Agent, who need not be a member of the Committee or an employee of the Company, to assist the Committee in administration of the Plan and to whom it may delegate such powers as the Committee deems appropriate, except that the Committee shall determine any dispute and shall approve any Award made.

3.5.  Compliance with Section 162(m).  Except as expressly otherwise stated in any resolution of the Committee, the Plan is intended to comply with the requirements of Section 162(m) or any successor section(s) of the Internal Revenue Code (“Section 162(m)”) as to any “covered employee” as defined in Section 162(m), and shall be administered, interpreted, and construed consistently therewith. The Committee is authorized to take such additional action, if any, that may be required to ensure that the Plan and any Award under the Plan satisfy the requirements of Section 162(m), taking into account any regulations or other guidance issued by the Internal Revenue Service.

3.6.  Assumption of Options by the Company.  Upon the determination of the Committee, in its sole discretion, the Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Option under this Plan in substitution for such other company’s option; or (b) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. If the Company assumes an option award granted by another company, the terms and conditions of such option award will remain unchanged, except that the exercise price and the number and nature of shares of Stock issuable upon exercise of any such option will be adjusted appropriately pursuant to Treasury Regulation § 1.409A-1(b)(5)(v)(D). If the Company elects to grant a new Option rather than assuming an existing option, the new Option may be granted with a similarly adjusted exercise price and the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be granted to any other person.

Section 4  Stock Subject to the Plan

4.1.  Number of Shares.  Subject to adjustments pursuant to Section 4.4 hereof, up to 3,160,000 shares of Stock, are authorized for issuance under the Plan in accordance with the Plan’s terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Of such total number of shares of Stock so authorized, not more than 3,160,000 may be designated for Restricted Stock, Restricted Stock Units, and Performance Awards. During the duration of the Plan, no Eligible Person may be granted Options which in the aggregate cover in excess of 100% percent of the total shares of Stock authorized under the Plan. No Award may be granted under the Plan on or after the 10-year anniversary of the Effective Date. The foregoing to the contrary notwithstanding, the total number of shares of Stock that may be issued pursuant to ISOs granted under the Plan shall be equal to 3,160,000, subject to adjustments pursuant to Section 4.4 hereof.

4.2.  Availability of Shares Not Issued under Awards.  If shares of Stock which may be issued pursuant to the terms of the Plan awarded hereunder are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the holder of such Award, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

4.3.  Stock Offered.  The Company shall at all times during the term of the Plan retain as authorized and unissued Stock and/or Stock in the Company’s treasury, at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.4.  Adjustments for Stock Split, Stock Dividend.  If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock or rights to acquire Stock, or through a Stock split, reverse Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock (any of the foregoing being herein called a “capital restructuring”), then in relation to the Stock that is affected by one or more of the above events, the numbers, rights, and privileges of the following shall be, in each case, equitably and proportionally adjusted to take into account the occurrence of any of the above events, (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued pursuant to subsections 4.1 and 4.10, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Internal Revenue Code, (iv) the Performance Goals, and (v) the individual limitations applicable to Awards.

4.5.  Other Changes in Stock.  In the event there shall be any change, other than as specified in subsections 4.4 hereof, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

4.6.  General Adjustment Rules.  No adjustment or substitution provided for in this Section 4 shall require the Company to sell a fractional share of Stock under any Option, or otherwise issue a fractional share of Stock, and the total substitution or adjustment with respect to each Option shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the aggregate Option Price for the shares of Stock then subject to the Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

4.7.  Determination by the Committee.  Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties.

4.8.  Code Section 409A.  For any Award that is not subject to Internal Revenue Code Section 409A before the adjustments identified in the preceding sections of this Section 4, no adjustment shall be made that would cause the Award to become subject to Internal Revenue Code Section 409A. For an Award that is subject to Internal Revenue Code Section 409A before the adjustments identified in the preceding sections of this Section 4, no adjustment shall cause the Award to violate Internal Revenue Code Section 409A, without the prior written consent of both the Participant and the Committee.

4.9.  Award Limits.  The following limits shall apply to grants of all Awards under the Plan:

(a)  Options:  The maximum aggregate number of shares of Stock that may be subject to Options granted in any calendar year to any one Participant shall be 3,160,000 shares.

(b)  SARs:  The maximum aggregate number of shares that may be subject to Stock Appreciation Rights granted in any calendar year to any one Participant shall be 3,160,000 shares. Any shares covered by Options which include tandem SARs granted to one Participant in any calendar year shall reduce this limit on the number of shares subject to SARs that can be granted to such Participant in such calendar year.

(c)  Restricted Stock or Restricted Stock Units:  The maximum aggregate number of shares of Stock that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any calendar year to any one Participant shall be 3,160,000 shares.

(d)  Performance Awards:  The maximum aggregate grant with respect to Performance Awards granted in any calendar year to any one Participant shall be 3,160,000 shares (or SARs based on the value of such number of shares) and the maximum value of Performance Awards payable in cash to any one Participant in any calendar year shall be $1,000,000.

To the extent required by Section 162(m) of the Code, shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.10.  Repayment/Forfeiture of Awards.  If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each Participant’s Award shall be conditioned on repayment or forfeiture in accordance with law. In addition, the Committee may establish such conditions for repayment or forfeiture of Awards as the Committee or the Board may adopt by policy for the Company or any Affiliate.

4.11.  Failure to Comply.  In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Award, unless such failure is remedied by such Participant within ten (10) days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

Section 5  Granting of Awards to Participants

5.1.  Participation.  Participants in the Plan shall be those Eligible Persons who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation, and development of the Company or an Affiliate, and significantly contribute, or are expected to significantly contribute, to the achievement of the Company’s long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, as soon as practicable, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights, and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

Awards granted to members of the Board shall be recommended to the full Board by the Committee and approved by the full Board.

5.2.  Notification to Participants and Delivery of Documents.  As soon as practicable after such determinations have been made, each Participant shall be notified of (a) his/her designation as a Participant, (b) the date of grant, (c) the number and type of Awards granted to the Participant, (d) in the case of Performance Awards or other Awards subject to Performance Goals, the Performance Period and Performance Goals, (e) in the case of Restricted Stock or Restricted Stock Units, the Restriction Period (as defined in subsection 8.1), and (f) any other terms or conditions imposed by the Committee with respect to the Award.

5.3.  Delivery of Award Agreement.  This requirement for delivery of a written Award agreement is satisfied by electronic delivery of such agreement provided that evidence of the Participant’s receipt of such electronic delivery is available to the Company and such delivery is not prohibited by applicable laws and regulations.

Section 6  Stock Options

6.1.  Grant of Stock Options.  Coincident with or following designation for participation in the Plan, an Eligible Person may be granted one or more Options. Grants of Options under the Plan shall be made by the Committee. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of shares of Stock for which any other Option may be exercised, except as provided in subsection 6.2(j) hereof.

6.2.  Stock Option Agreements.  Each Option granted under the Plan shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option (or, if no such identification is made, then it shall be a Non-Qualified Stock Option) and evidenced by a written agreement which shall be entered into by the Company and the Participant to whom the Option is granted, and which shall contain the following terms and conditions set out in this subsection 6.2, as well as such other terms and conditions, not inconsistent therewith, as the Committee may consider appropriate. The grant of any Incentive Stock Option is contingent upon shareholder approval of the Plan being obtained within twelve (12) months before or after the date the Board approves the Plan.

(a)  Number of Shares.  Each Stock Option agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(b)  Price.  The price at which each share of Stock covered by an Option may be purchased, the Option Price, shall be determined in each case by the Committee and set forth in the Stock Option agreement. The price may vary according to a formula specified in the Stock Option agreement, but in no event shall the Option Price ever be less than the Fair Market Value of the Stock on the date the Option is granted, or in the case of an Option that is subsequently “modified” within the meaning of Treasury Regulation § 1.409A-1(b)(5)(v)(A), on the date of such modification.

(c)  No Backdating.  There shall be no backdating of Options, and each Option shall be dated the actual date that the Committee adopts the resolution awarding the grant of such Option.

(d)  Limitations on Incentive Stock Options.  No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is attributed to own by virtue of the Internal Revenue Code) Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Affiliate unless (i) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

To the extent that the aggregate Fair Market Value of Stock of the Company with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other option plan of the Company (or any Affiliate) shall exceed $100,000, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(e)  Duration of Options.  Each Stock Option agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Participant (the “Option Period”). The Option Period must end, in all cases, not more than ten years from the date an Option is granted. Each Option shall be subject to a period or periods of time within which each Option or portion thereof will first become exercised (the “Vesting Period”) with respect to the total number of shares of Stock that can be acquired under the Option. The Committee, in its discretion, shall determine the Vesting Period(s) for each Option upon grant and, with the discretion of the Committee, may accelerate or shorten any Vesting Period or the event(s) which result in acceleration of vesting.

(f)  Termination of Options.  During the lifetime of a Participant to whom a Stock Option is granted, the Stock Option may be exercised only by such Participant or, in the case of Permanent Disability by the Participant’s designated legal representative, except to the extent such exercise would cause any Award intended to qualify as an ISO not to so qualify. Once a Participant to whom a Stock Option was granted dies, the Stock Option may be exercised only by the personal representative of the Participant’s estate. Unless the Stock Option agreement shall specify a longer or shorter period, at the discretion of the Committee, then the Participant (or representative) may exercise the Stock Option for a period of up to three months after such Participant terminates employment or ceases to be a member of the Board, or ceases to be a consultant to the Company.

(g)  Exercise, Payments, Etc.

(i)  Each Stock Option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Office of the Secretary of the Company or to the Administrative Agent of written notice specifying the number of shares of Stock with respect to which such Option is exercised and payment to the Company of the aggregate Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Options (or portions thereof) which are being exercised and the number of shares of Stock with respect to which the Options are being exercised. The Participant’s obligation to deliver written notice of exercise is satisfied by electronic delivery of such notice through means satisfactory to the Committee and prescribed by the Company. The exercise of the Option shall be deemed effective on the date such notice is received by the Office of the Secretary or by the Administrative Agent and payment is made to the Company of the aggregate Option Price (the “Exercise Date”); however, if payment of the aggregate Option Price is made pursuant to a sale of shares of Stock as contemplated by subsection 6.2(g)(iv)(E) below, the Exercise Date shall be deemed to be the date of such sale. If requested by the Company, such notice shall contain the Participant’s representation that he or she is purchasing the Stock for investment purposes only and his or her agreement not to sell any Stock so purchased in any manner that is in violation of the Exchange Act or any applicable state law, and such restriction, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place upon delivery of such notice to the Office of the Secretary of the Company or to the Administrative Agent, at which time the aggregate Option Price shall be paid in full to the Company by any of the methods or any combination of the methods set forth in subsection 6.2(g)(iv) below.

(ii)  The shares of Stock to which the Participant is entitled as a result of the exercise of the Option shall be issued by the Company and either (A) delivered by electronic means to an account designated by the Participant or (B) delivered to the Participant in the form of a properly executed certificate or certificates representing such shares of Stock. If shares of Stock are used to pay all or part of the aggregate Option Price, the Company shall issue and deliver to the Participant the additional shares of Stock, in excess of the aggregate Option Price or portion thereof paid using shares of Stock, to which the Participant is entitled as a result of the Option exercise.

(iii)  The Company’s obligation to deliver the shares of Stock to which the Participant is entitled as a result of the exercise of the Option shall be subject to the payment in full to the Company of the aggregate Option Price and the required tax withholding.

(iv)  The aggregate Option Price shall be paid by any of the following methods or any combination of the following methods:

(A)  in cash, including the wire transfer of funds in U.S. dollars to one of the Company’s bank accounts located in the United States, with such bank account to be designated from time to time by the Company;

(B)  by personal, certified or cashier’s check payable in U.S. dollars to the order of the Company;

(C)  by delivery to the Company or the Administrative Agent of certificates representing a number of shares of Stock then owned by the Participant, the aggregate Fair Market Value of which (as of the Exercise Date) is equal to the aggregate Option Price of the Option being exercised, properly endorsed for transfer to the Company, provided that the shares of Stock used for this purpose must have been owned by the Participant for a period of at least six months;

(D)  by certification or attestation to the Company or the Administrative Agent of the Participant’s ownership (as of the Exercise Date) of a number of shares of Stock, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the aggregate Option Price of the Option being exercised, provided that the shares of Stock used for this purpose have been owned by the Participant for a period of at least six months; or

(E)  by delivery to the Company or the Administrative Agent of a properly executed notice of exercise together with irrevocable instructions to a broker to promptly deliver to the Company, by wire transfer or check as noted in subsection 6.2(g)(iv)(A) and (B) above, the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Participant necessary to pay the aggregate Option Price.

(h)  Tax Withholding.  Each Stock Option agreement shall provide that, upon exercise of the Option, the Participant shall make appropriate arrangements with the Company to provide for not less than the minimum amount of tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws, by payment of such taxes in cash (including wire transfer), by check, or as provided in Section 11 hereof.

(i)  Repricing Prohibited.  Subject to Sections 4, 6, 12, 13, and 16, outstanding Stock Options granted under this Plan shall not be repriced without approval by the Company’s shareholders. In particular, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or grant price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or grant price, or that has an economic effect that is the same as any such reduction or cancellation or (2) to cancel an outstanding Option or SAR having an Option Price or grant price above the then-current Fair

Market Value of the Stock in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

(j)  Shareholder Privileges.  No Participant shall have any rights as a shareholder with respect to any shares of Stock covered by an Option until the Participant becomes the holder of record of such Stock. Except as provided in Section 4 hereof, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date on which such Participant becomes the holder of record of such Stock.

(k)  Section 409A Avoidance.  Once granted, no Stock Option shall be modified, extended, or renewed in any way that would cause the Stock Option to be subject to Internal Revenue Code Section 409A. The Option Period shall not be extended to any date that would cause the Stock Option to become subject to Internal Revenue Code Section 409A. The Option Price shall not be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Stock Option is exercised; however, the right to one or more dividends declared and paid on the Stock between the date of grant and the date the Option is exercised may be set forth in a separate arrangement.

(l)  Forfeiture by Order of Regulatory Agency.  If the Company’s or any of its financial institution subsidiaries’ capital falls below the minimum requirements contained in 12 CFR 3 or below a higher requirement as determined by the Company’s or its Affiliate’s primary bank regulatory agency, such agency may direct the Company to require Participants to exercise or forfeit some or all of their Options. All options granted under this Plan are subject to the terms of any such directive.

Section 7  Stock Appreciation Rights

7.1.  Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants either alone (“freestanding”) or in tandem with other Awards, including Performance Awards, Options, and Restricted Stock. Stock Appreciation Rights granted in tandem with any Award must be granted at the same time as the Award is granted. Stock Appreciation Rights granted in tandem with Options shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Options. Options granted in tandem with Stock Appreciation Rights shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Appreciation Rights. The Committee shall establish the terms and conditions applicable to any Stock Appreciation Rights, which terms and conditions need not be uniform but may not be inconsistent with the terms of the Plan. Freestanding Stock Appreciation Rights shall generally be subject to terms and conditions substantially similar to those described in Section 4 and subsection 6.2 for Options, including, but not limited to, the requirements of subsections 6.2(b), (d), and (i) and subsection 4.7 regarding general adjustment rules, minimum price, duration, and prohibition on repricing.

7.2.  Section 409A Avoidance.  The SAR Price may be fixed on the date it is granted or the SAR Price may vary according to an objective formula specified by the Committee at the time of grant. However, the SAR Price can never be less than the Fair Market Value of the Stock on the date of grant. The SAR grant must specify the number of shares to which it applies, which must be fixed at the date of grant (subject to adjustment pursuant to Sections 4, 6, and 11). Once granted, no SAR shall be modified, extended, or renewed in any way that would cause the SAR to be subject to Internal Revenue Code Section 409A. The period during which the SAR may be exercised shall not be extended to any date that would cause the SAR to become subject to Internal Revenue Code Section 409A. The value of the SAR shall not be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the SAR is exercised; however, the right to one or more dividends declared and paid on the Stock between the date of grant and the date the SAR is exercised may be set forth in a separate arrangement.

Section 8  Restricted Stock and Restricted Stock Units

8.1.  Restriction Period.  At the time an Award of Restricted Stock or Restricted Stock Units is made, the Committee shall establish the terms and conditions applicable to such Award, including the period of time (the “Restriction Period”) and attainment of performance goals during which certain restrictions established by the Committee shall apply to the Award. Each such Award, and designated portions of the same Award, may have a different Restriction Period, at the discretion of the Committee. Except as permitted or pursuant to Section 12 hereof, the Restriction Period applicable to a particular Award shall not be changed. Restricted Stock or Restricted Stock Units may or may not be subject to Internal Revenue Code Section 409A. If they are subject to Internal Revenue Code Section 409A, the grant of the Restricted Stock or Restricted Stock Units must contain the provisions needed to comply with the requirements of Internal Revenue Code Section 409A, including but not limited to (i) the timing of any election to defer receipt of the Restricted Stock or Restricted Stock Units beyond the date of vesting, (ii) the timing of any payout election, and (iii) the timing of the settlement of Restricted Stock or a Restricted Stock Unit. Restricted Stock or Restricted Stock Units that are subject to Internal Revenue Code Section 409A may be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Restricted Stock or Restricted Stock Unit vests, but only to the extent permitted in IRS guidance of general applicability.

8.2.  Certificates for Stock.  Restricted Stock shall be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock represented by a stock certificate registered in the name of the Participant.

8.3.  Restricted Stock Terms and Conditions.  Participants shall have the right to enjoy all shareholder rights during the Restriction Period except that:

(a)          The Participant shall not be entitled to delivery of the Stock certificate until the Restriction Period shall have expired.

(b)         The Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Stock during the Restriction Period.

(c)          A breach of the terms and conditions established by the Committee with respect to the Restricted Stock shall cause a forfeiture of the Restricted Stock and any dividends withheld thereon.

(d)         As a condition to the grant of an Award of Restricted Stock, the Committee may specify whether any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under this Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

8.4.  Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Participants, which are rights to receive Stock at the end of a specified deferral period, subject to the following terms and conditions:

(a)  Award and Restrictions.  Settlement of an Award of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant).

(b)  In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.

(c)  Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

8.5.  Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus (“Bonus Stock”), or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or an Affiliate in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

8.6.  Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to risk of forfeiture, as the Committee may specify.

Section 9  Performance Awards

9.1.  Establishment of Performance Goals for Company.  The Committee shall establish Performance Goals for any Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following performance criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Company, any Affiliate or a division, region, branch, department or function within the Company or any Affiliate:

•                  Revenue

•                  Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures, whether before or after taxes)

•                  Earnings (earnings per share, or other corporate earnings measures)

•                  Net income (before or after taxes, operating income or other income measures)

•                  Net interest margin

•                  Growth measures (deposits, loan, total assets, earning assets, market share, capital or other financial or market measures)

•                  Asset/Credit Quality measures (including NPAs/Assets, Charge-offs/Avg. Loans, Past Dues/Avg. Loans, Texas Ratio, or other measures reported to regulatory agencies or tracked by the organization)

•                  Cash (cash flow, cash generation or other cash measures)

•                  Stock price or performance

•                  Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•                  Economic value added

•                  Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•                  Market share

•                  Improvements in capital structure

•                  Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•                  Business expansion or consolidation (acquisitions and divestitures)

•                  Productivity measures

•                  Cost reduction measures

•                  Strategic plan development and implementation

Performance Goals with respect to the foregoing performance criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.

The Committee may in its discretion classify Participants into as many groups as it determines, and as to any Participant relate his/her Performance Goals partially, or entirely, to the measured performance, either absolutely or relatively, of an identified subsidiary, division, operating company, test strategy, or new venture of the Company and/or its Affiliates.

The Committee shall designate in writing not later than ninety (90) days following the start of a performance period (but in no event after twenty-five percent (25%) of the performance period has elapsed), provided the outcome of the selected performance goals is substantially uncertain at that time, the Performance Goals.

Notwithstanding any other provision of the Plan, payment or vesting of any Performance Award shall not be made until the applicable Performance Goals have been satisfied and any other material terms of such Award were in fact satisfied. The Committee shall certify in writing the attainment of each Performance Goal. Notwithstanding any provision of the Plan to the contrary, with respect to any Performance Award, (a) the Committee may not adjust, downwards or upwards, any amount payable, or other benefits granted, issued, retained, and/or vested pursuant to such an Award on account of satisfaction of the applicable Performance Goals and (b) the Committee may not waive the achievement of the applicable Performance Goals, except in the case of the Participant’s death or Permanent Disability, or a Change of Control.

9.2.  Levels of Performance Required to Earn Performance Awards.  At or about the same time that Performance Goals are established for a specific period, the Committee shall in its absolute discretion establish the percentage of the Performance Awards granted for such Performance Period which shall be earned by the Participant for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.

9.3.  Other Restrictions.  The Committee shall determine the terms and conditions applicable to any Performance Award, which may include restrictions on the delivery of Stock payable in connection with the Performance Award and restrictions that could result in the future forfeiture of all or part of any Stock earned. The Committee may provide that shares of Stock issued in connection with a Performance Award be held in escrow and/or legended. Performance Awards may or may not be subject to Internal Revenue Code Section 409A. If a Performance Award is subject to Internal Revenue Code Section 409A, the Performance Award grant agreement shall contain the terms and conditions needed to comply with the requirements of Internal Revenue Code Section 409A, including but not limited to (i) the timing of any election to defer receipt of the Performance Award, (ii) the timing of any payout election, and (iii) the timing of the actual payment of the Performance Award. Performance Awards that are subject to Internal Revenue Code Section 409A may be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Performance Award is paid, but only to the extent permitted in IRS guidance of general applicability.

9.4.  Notification to Participants.  Promptly after the Committee has established the Performance Goals with respect to a Performance Award, the Participant shall be provided with written notice of the Performance Goals so established.

9.5.  Measurement of Performance against Performance Goals.  The Committee shall, as soon as practicable after the close of a Performance Period, determine (a) the extent to which the Performance Goals for such Performance Period have been achieved and (b) the percentage of the Performance Awards earned as a result.

These determinations shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Committee has made the foregoing determination, each Participant who has earned Performance Awards shall be notified. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Committee making the determination. Participants may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of all or any portion of their Performance Awards during the Performance Period.

9.6.  Treatment of Performance Awards Earned.  Upon the Committee’s determination that a percentage of any Performance Award has been earned for a Performance Period, Participants to whom such earned Performance Awards have been granted and who have been in the employ of the Company or Affiliates continuously from the date of grant until the end of the Performance Period, subject to the exceptions set forth in the Performance Award agreement and in Sections 10 and 12 hereof, shall be entitled, subject to the other conditions of this Plan, to payment in accordance with the terms and conditions of the Performance Awards. Performance Awards shall under no circumstances become earned or have any value whatsoever for any Participant who is not in the employ of the Company or its Affiliates continuously during the entire Performance Period for which such Performance Award was granted, except as provided in Sections 10 and 12.

9.7.  Subsequent Performance Award Grants.  Following the grant of Performance Awards with respect to a Performance Period, additional Participants may be designated by the Committee for grant of Performance Awards for such Performance Period subject to the same terms and conditions set forth for the initial grants, except that the Committee, in its sole discretion, may reduce the value of the amounts to which subsequent Participants may become entitled, prorated according to reduced time spent during the Performance Period, and the applicable Performance Award agreement shall be modified to reflect such reduction.

9.8.  Shareholder Privileges.  No Participant shall have any rights as a shareholder with respect to any shares of Stock covered by a Performance Award until the Participant becomes the holder of record of such Stock.

Section 10  Termination of Employment, Death, Disability.

10.1.  Termination of Employment.  Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or an Affiliate shall be specified in the agreement controlling such Award. Such termination of employment or any other service relationship shall be a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) with respect to any Award intended to comply with Section 409A of the Internal Revenue Code.

10.2.  Termination for Cause.  If the employment of the Participant by the Company is terminated for Cause, as determined by the Committee, all Awards to such Participant shall thereafter be void for all purposes. As used in subsections 9.1, 10.2, and 10.3 hereof, “Cause” shall mean Cause with respect to termination by the Company under Section 2.1(e). Nothing in this subsection 10.2 shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any employee or Participant.

10.3.  Performance Awards.  Except as set forth below, each Performance Award shall state that each such Award shall be subject to the condition that the Participant has remained an Eligible Person from the date of grant until the applicable vesting date as follows:

(a)   If the Participant voluntarily leaves the employment of the Company or an Affiliate, or if the employment of the Participant is terminated by the Company for cause or otherwise, any Performance Award to such Participant not previously vested shall thereafter be void and forfeited for all purposes.

(b)   Unless otherwise provided in the Performance Award agreement, a Participant shall become vested in all Performance Awards that have met the Performance Goals within the Performance Period on the date the Participant Retires, on the date the Participant dies while employed by the Company, or on the date the Participant terminates service with the Company and the Affiliates due to Permanent Disability while employed by the Company. Such Participant shall not become entitled to any payment which may arise due to the occurrence of a Performance Goal after the Participant dies, terminates service due to Permanent Disability, or Retires. Payment shall occur as soon as administratively convenient following the date the Participant dies, terminates service due to Permanent Disability, or Retires, but in no event shall the payment occur later than March 15 in the calendar year immediately following the calendar year in which the Participant died, terminated service, or Retired. If the Participant dies before receiving payment, the payment shall be made to those entitled under the Participant’s will or, if there is no will, to the Participant’s estate.

10.4.  Forfeiture Provisions.  Subject to Sections 12 and 13, in the event a Participant terminates employment during a Restriction Period for the Participant’s Restricted Stock or Restricted Stock Units, such Awards will be forfeited; provided, however, that the Committee may provide in the Award agreement for proration or full payout in the event of (a) death, (b) Permanent Disability, (c) Retirement or (d) any other circumstances the Committee may determine.

Section 11  Tax Withholding

11.1.  Withholding Requirement.  The Company and any Affiliate is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes or social security payments due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax or social security obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof, in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis at the discretion of the Committee.

11.2.  Withholding Requirement—Stock Options and SARs.  The Company’s obligations to deliver shares of Stock upon the exercise of an Option or SAR shall be subject to the Participant’s satisfaction of all applicable federal, state, and local income and other tax and social security withholding requirements.

At the time the Committee grants an Option, it may, in its sole discretion, grant the Participant an election to pay all such amounts of required tax withholding, or any part thereof:

(a)   by the delivery to the Company or the Administrative Agent of a number of shares of Stock then owned by the Participant, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the amount required to be withheld, provided that such shares have been held by the Participant for a period of at least six months;

(b)   by certification or attestation to the Company or the Administrative Agent of the Participant’s ownership (as of the Exercise Date) of a number of shares of Stock, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the amount required to be withheld, provided that such shares of Stock have been owned by the Participant for a period of at least six months; or

(c)   by the Company or the Administrative Agent withholding from the shares of Stock otherwise issuable to the Participant upon exercise of the Option, a number of shares of Stock, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the amount required to be withheld. Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:

(i)     all elections shall be made on or prior to the Exercise Date; and

(ii)    all elections shall be irrevocable.

11.3.  Section 16 Requirements.  If the Participant is an officer or director of the Company within the meaning of Section 16 or any successor section(s) of the Exchange Act (“Section 16”), the Participant must satisfy the requirements of Section 16 and any applicable rules and regulations thereunder with respect to the use of shares of Stock to satisfy such tax withholding obligation.

11.4.  Restricted Stock and Performance Award Payment and Tax Withholding.  Each Restricted Stock and Performance Award agreement shall provide that, upon payment of any entitlement under such an Award, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax and social security laws. The withholding may be deducted from the Award. Any payment under such an Award shall be made in a proportion of cash and shares of Stock, determined by the Committee, such that the cash portion shall be sufficient to cover the withholding amount required by this Section. The cash portion of any payment shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Such cash portion shall be withheld by the Company to satisfy applicable tax and social security withholding requirements.

Section 12  Change of Control

12.1.  In General.  The Committee may provide in the terms of any agreement applicable to any Award the vesting, payment, attainment of Performance Goals, or other effects on an Award, if any, in the event of the occurrence of a Change of Control of the Company. To the extent that any Award is subject to Internal Revenue Code Section 409A, the Award shall contain appropriate provisions to comply with Internal Revenue Code Section 409A.

12.2.  Cashout.  In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of an agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one share of Stock, or, if higher, the highest Fair Market Value of a share of Stock during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per share Option Price or grant price of SARs, as applicable to the Award, multiplied by the number of shares subject to such Award, or the applicable portion thereof.

Section 13  Rights of Employees and Participants

13.1.  Employment.  Neither anything contained in the Plan or any agreement nor the granting of any Award under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate, at any time, to terminate such employment or to increase or decrease the level of the Participant’s compensation from the level in existence at the time of the Award.

An Eligible Person who has been granted an Award in one year shall not necessarily be entitled to be granted Awards in subsequent years.

13.2.  Non-transferability.

(a)   Except as otherwise determined at any time by the Committee as to any Awards other than ISOs, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, bankruptcy, or court order; provided that the Committee may permit further transferability of Awards other than ISOs, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to any applicable Restriction Period; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Company. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 13.2 shall be void and unenforceable against the Company.

(b)   In the event of a Participant’s death, a Participant’s rights and interests in any Award as set forth in an Award agreement, shall be transferable by testamentary will or the laws of descent and distribution, and payment of any entitlements due under the Plan shall be made to the Participant’s legal representatives, heirs, or legatees; provided that, the Company shall be under no obligation to issue shares of Stock thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof, or the valid transferee of such Award, as applicable.

(c)   If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. If any individual entitled to payment or to exercise rights with respect to the Plan is a minor, the Committee shall cause the payment to be made to (or the right to be exercised by) the custodian or representative who, under the state law of the minor’s domicile, is authorized to act on behalf of the minor or is authorized to receive funds on behalf of the minor. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

(d)   With respect to an Option that is not intended to qualify as an Incentive Stock Option, the Committee may grant such Option or amend an outstanding Option to provide that the Option is transferable or assignable to a member or members of the Participant’s “immediate family” as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant’s immediately family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided the instrument of transfer is approved by the Committee. Options so transferred are not again transferable other than by will or by the laws of descent and distribution, and that following any such transfer or assignment the Option will remain subject to substantially the same terms applicable to the Option while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

13.3.  Noncompliance with Internal Revenue Code Section 409A.  If an Award is subject to the requirements of Internal Revenue Code Section 409A, to the extent that the Company or an Affiliate takes any action that causes a violation of Internal Revenue Code Section 409A or fails to take reasonable actions required to comply with Internal Revenue Code Section 409A, in each case as determined by the Committee, the Company shall pay an additional amount to the Participant (or beneficiary) equal to the additional income tax imposed pursuant to Internal Revenue Code Section 409A on the Participant as a result of such violation, plus any taxes imposed on this additional payment.

Section 14  Other Employee Benefits

14.1.  Employee Benefits.  The amount of any income deemed to be received by a Participant as a result of the payment under an Award or exercise shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance, or salary continuation plan.

Section 15  Amendment, Modification, and Termination

15.1.  Amendment, Modification and Termination.  The Committee or the Board may at any time terminate, and from time to time may amend or modify the Plan, and the Committee or the Board may, to the extent permitted by the Plan, from time to time amend or modify the terms of any Award theretofore granted, including any Award agreement, in each case, retroactively or prospectively; provided, however, that no amendment or modification of the Plan may become effective without approval of the amendment or modification by the Company’s shareholders if shareholder approval is required to enable the Plan to satisfy an applicable statutory or regulatory requirements, unless the Company, on the advice of outside counsel, determines that shareholder approval is not necessary.

Notwithstanding any other provision of this Plan, no amendment, modification, or termination of the Plan or any Award shall adversely affect the previously accrued material rights or benefits of a Participant under any outstanding Award theretofore awarded under the Plan, without the consent of such Participant holding such Award, except to the extent necessary to avoid a violation of Internal Revenue Code Section 409A or the Board or the Committee determines, on advice of outside counsel or the Company’s independent accountants, that such amendment or modification is required for the Company, the Plan, or the Award to satisfy, comply with, or meet the requirements of any law, regulation, listing rule, or accounting standard applicable to the Company.

The Committee shall have the authority to adopt (without the necessity for further shareholder approval) such modifications, procedures, and subplans as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which the Company may operate, so as to assure the viability of the benefits of the Plan to Participants employed in such countries.

Section 16  Requirements of Law

16.1.  Requirements of Law.  The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules, and regulations, including applicable federal and state securities laws.

(a)  Securities Law Compliance.  The Company may require a Participant, as a condition of receiving payment under an Award, to give written assurances in substance and form satisfactory to the Company and its counsel to such effect as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

(b)  6-month Delay for Specified Participants.  Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Internal Revenue Code Section 409A(d)(1), the payment shall be paid (or provided) in accordance with the following: If the Participant is a “Specified Participant” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i) on the date of the Participant’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Internal Revenue Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Participant’s death. The amount of any payment that would otherwise be paid to the Participant during this period shall instead be paid to the Participant on the first day of the first calendar month following the end of the period.

(c)  Prohibition on Acceleration.  Unless a payment is exempt from Internal Revenue Code Section 409A, the date of payment may not be accelerated and any payment made pursuant to the termination and liquidation of the Plan shall not be accelerated except in compliance with Internal Revenue Code Section 409A generally and Treasury Regulation § 1.409A-3(j)(4)(ix) specifically.

(d)  Section 409A Compliance.  It is intended that this Plan shall comply with the provisions of, or an exemption from, Internal Revenue Code Section 409A and the Treasury regulations relating thereto. Awards are intended to be exempt from Internal Revenue Code Section 409A to the extent possible. Any Award or payment that qualifies for an exemption shall be considered as the first payment(s) made under the Plan. For purposes of the limitations on nonqualified deferred compensation under Internal Revenue Code Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exemption for certain short-term deferral amounts under Internal Revenue Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment subject to Internal Revenue Code Section 409A under this Plan.

16.2.  Section 16 Requirements.  If a Participant is an officer or director of the Company within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Exchange Act, to qualify the Award for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant, which describes the Award.

16.3.  Stock Registration.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any shares of Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares is in compliance with all applicable laws, regulations or governmental authority and the requirements of any securities exchange on which shares of Stock are traded. The Committee may require, as a condition of the issuance and delivery of shares of Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such shares, if certificated, bear such legends, and if dematerialized, be so restricted, in each case, as the Committee, in its sole discretion, deems necessary or desirable.

16.4.  Governing Law.  The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Georgia.

Section 17  Duration of the Plan

17.1.  Duration.  The Plan shall terminate on the ten year anniversary of the Effective Date. No grants shall be awarded after such termination; however, the terms of the Plan, including, without limitation, Section 15.1, shall continue to apply to all Awards outstanding when the Plan terminates.

Dated: January 26, 2011; Effective: January 26, 2011.

STATE BANK FINANCIAL CORPORATION

ATTEST:

/s/ J. DANIEL SPEIGHT	By:	/s/ JOSEPH W. EVANS
Corporate Secretary		Title: Chief Executive Officer